EXHIBIT 10


                                          October 6, 1999


UNITED RETAIL GROUP, INC.
UNITED RETAIL INCORPORATED
365 West Passaic Street
Rochelle Park, NJ  07662

Gentlemen:

We refer to the Financing Agreement by and among United Retail Group, Inc. ("URGI"), United Retail Incorporated ("URI" and together with URGI the "Companies"), The CIT Group/Business Credit, Inc., as Agent and Lender, FirsTrust Bank, as Lender and other parties hereafter becoming the Lenders thereunder, dated August 15, 1997, as amended (herein the "Agreement). Capitalized terms used herein and defined in the Agreement shall have the meanings specified therein unless otherwise specifically defined herein.

Effective immediately pursuant to mutual understanding, the Agreement shall be and hereby is, amended as follows:

(1) the definition of "Permitted Transactions" shall be, and hereby is, amended in its entirety to read as follows:

      "PERMITTED TRANSACTIONS shall mean advances, loans (other than loans and advances by URI to URGI), pledged deposits, investments, guarantees, endorsements and/or stock redemptions, which would otherwise be prohibited by Section 6, Paragraphs 8(F), (G) and (H); provided that (i) the aggregate dollar amount thereof does not exceed the sum of (x) $25,711,000 (herein "Cash On Hand At Closing") plus
      (y) $7,500,000 and (ii) after giving effect thereto (A) the Companies are in compliance with Section 6, Paragraph 8(I) and (B) no Default and/or Event of Default has occurred hereunder."

(2) Section 6, Paragraph 8(G) shall be, and hereby is amended, in its entirety to read as follows:

      "G. Declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that
      (i) URGI may acquire, retire and/or redeem shares of its capital stock in consideration of the issuance of other shares of capital stock, (ii) URI may declare and pay dividends on its capital stock in an amount sufficient to enable URGI to pay income or franchise taxes of URI due as a result of the filing of a consolidated, combined or unitary tax return in which the operations of URI are included and
      (iii) URGI may redeem shares of its capital stock in Permitted Transactions; provided that, in any instance under this paragraph G, after giving effect thereto, no Default or Event of Default has occurred hereunder;"

Except as hereinabove specifically provided no other change in or waiver of the terms, provisions or conditions of the Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement kindly so indicate by signing and returning the enclosed copy of this letter.

                                    Very truly yours,

                                    THE CIT GROUP/BUSINESS
                                    CREDIT, INC., as Agent and Lender


                                    By:  /s/ Karen Hoffman
                                    Title: Vice President

                                    FIRSTRUST BANK, as Lender


                                    By:  /s/ Kent Nelson
                                    Title: Vice President

Read and Agreed to:

UNITED RETAIL GROUP, INC.


By:  /s/ Kenneth P. Carroll
Title: Senior Vice President

UNITED RETAIL INCORPORATED



By:  /s/ Jon Grossman
Title: Vice President